SPD-SMART AIRCRAFT CABIN WINDOWS CONTINUE TO
DOMINATE THE 2014 HAMBURG AIR SHOW

Hamburg, Germany – April 10, 2014. Imagine pushing a button, tapping on your tablet or smart phone, or touching a window and having the window instantly adjust to whatever tint you wanted. Now imagine a window that is not only self-powered, but can also charge your smart phone, tablet or other electronic devices while you are flying. This is not science fiction and all this is now possible in electronically dimmable aircraft windows using SPD-Smart light control film technology developed by Research Frontiers (Nasdaq: REFR) – the same technology currently used in homes, offices, museums, yachts and in thousands of Mercedes-Benz cars worldwide.

At the Aircraft Interiors Expo in Hamburg, Germany this week, SPD-Smart aircraft windows were shown by various companies, and this technology dominated the electronically dimmable window (EDW) category at the show. If you were not able to visit the largest aircraft interiors show in the world to see these products in action, please enjoy this video.

Vision Systems

A 24-person panel of international judges named Vision Systems' self-powered SPD-Smart Energia window a finalist in the "Greener Cabin, Health, Safety and Environment" category for the prestigious Crystal Cabin Award. As noted in the press release for this award: “…the finalists for this year’s Crystal Cabin Awards are providing a good overview of what passengers can expect to see on board very soon. Again and again it comes down to the burning question: how can an increase in passenger comfort be combined with an increase in efficiency for flight operations?"

Vision Systems’ SPD-Smart Energia window operates without using the aircraft’s electrical system because it incorporates a transparent photovoltaic layer that is capable of producing its own energy – from the sun, or from artificial light sources. In addition to remarkable “Greener Cabin, Health, Safety & Environment” benefits, Energia facilitates the process of installing dimmable windows on new production and aftermarket aircraft – it requires no modifications to the aircraft’s existing electrical system because it is completely independent from the cabin’s wiring. In addition to easy installation, Energia is easy to maintain since it uses durable and scratch-resistant composite light-weight glass.

Energia offers other environmental, practical and aesthetic features that can be integrated into and contained within the system. In addition to providing electricity to the SPD-Smart dimmable window, Energia’s photovoltaic layer is capable of charging personal electronic devices, using an integrated USB plug. For a sleek, modern cabin interior look, LED lighting can be integrated within the window and operate without requiring cabin wiring or power. Vision Systems' press release and more information about Energia and the complete Vision Systems product line of Nuance, Noctis and Energia aircraft windows based upon SPD-Smart technology that were on display at the Hamburg Air Show is available on Vision Systems' website at www.vision-systems.fr.

Visions Systems booth at the 2014 Hamburg Air Show

BAE Systems/InspecTech Aero Service

BAE Systems’ "State of the Smart" IntelliCabin system shown in Hamburg controls many aspects of the cabin environment including the SPD-Smart aircraft windows in the IntelliCabin interior mockup that provide passengers with instant and complete blackout of light coming into the cabin interior. These SPD-Smart aircraft windows were manufactured by Research Frontiers licensee InspecTech Aero Service.

BAE Systems IntelliCabin interior mockup

Vaupell

Aerospace interiors supplier Vaupell exhibited an SPD-Smart commercial aircraft window made by its strategic partner and Research Frontiers licensee Vision Systems. This elegant window allows passengers on large commercial aircraft to simply touch the glass to instantly control and regulate the amount of heat, light and glare coming into the aircraft cabin. Flight crews enjoy the ability to centrally control these windows as well, including during key times such as takeoff, landing, and the showing of safety videos and movies, making this the easiest electronically dimmable aircraft window in the world to operate.

Vaupell’s SPD-Smart Commercial Aircraft Window

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. "Energia", "Noctis" and "Nuance" are trademarks of Vision Systems. "IntelliCabin" is a trademark of BAE Systems.

For further information about SPD-Smart technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com